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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.


                                                  Commission File Number 0-24059


                          MPOWER COMMUNICATIONS CORP.
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             (Exact name of registrant as specified in its charter)




        175 Sully's Trail, Suite 300, Pittsford, NY 14534 (585) 218-6550
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                       13% Senior Secured Notes Due 2004
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            (Title of each class of securities covered by this Form)


                                      None
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           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]
Rule 12h-3(b)(1)(i)       [ ]
Rule 12h-3(b)(1)(ii)      [ ]
Rule 12h-3(b)(2)(i)       [ ]
Rule 12h-3(b)(2)(ii)      [ ]
Rule 15d-6                [ ]


     Approximate number of holders of record as of the certification or notice date: zero (-0-).


     Pursuant to the requirements of the Securities Exchange Act of 1934, Mpower Communications Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     March 27, 2003

                                       By:  /s/ Russell I. Zuckerman
                                         -------------------------------------
                                         Name:  Russell I. Zuckerman
                                         Title: Senior Vice President-General
                                         Counsel and Secretary